SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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            [  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ECHO THERAPEUTICS, INC.
(Name of registrant as specified in its charter)

Platinum Partners Value Arbitrage Fund L.P.
Platinum Long Term Growth VII, LLC
Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
Platinum Management (NY) LLC
Platinum Liquid Opportunity Management (NY) LLC
Mark Nordlicht
Uri Landesman
Shepard M. Goldberg
(Name of person(s) filing proxy statement, if other than the registrant)

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             Platinum Management (NY) LLC, together with the other participants named herein (collectively, “Platinum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Platinum’s highly-qualified director nominee at the upcoming 2014 annual meeting of stockholders of Echo Therapeutics, Inc.

             On May 19, 2014, Platinum issued the following press release:

Platinum Management (NY) LLC Mails Definitive Proxy Material to Stockholders of Echo Therapeutics, Inc.

Urges Stockholders to Reject Echo’s Personal Attacks and Vote for Change by Returning Platinum’s GOLD Proxy Card Today

NEW YORK, NY, May 19, 2014 — PR NEWSWIRE

Platinum Management (NY) LLC and certain affiliates, collectively the largest stockholder of Echo Therapeutics, Inc. (NasdaqCM: ECTE) (“Echo” or “The Company”), owning approximately 20% of the outstanding common stock, announced today that it has filed and mailed definitive proxy materials, including a letter to fellow stockholders of Echo, urging them to vote the GOLD proxy card or GOLD voting instruction form in favor of Platinum’s highly qualified nominee, Shepard Goldberg, at the  Company’s upcoming Annual Meeting of stockholders scheduled for June 19th, 2014.

     The full text of the letter follows:

AN ERA OF UNDERPERFORMANCE AND FAILURE AT ECHO THERAPEUTICS MUST END!

VOTE FOR CHANGE.  VOTE PLATINUM’S GOLD PROXY CARD TODAY!

May 19, 2014
Dear Fellow Stockholders:

Platinum Management (NY) LLC, together with its affiliates (“Platinum”), are the beneficial owners of 2,383,876 shares of common stock of Echo Therapeutics (the “Company” or “Echo”), representing approximately 20% of the shares outstanding, making us the Company’s largest stockholder. Platinum is an investment    advisor with more than $1.3 billion in assets under management. We are a long-term and dedicated stockholder of Echo, having made our first investment in the Company in 2007. Since that time we have invested more than $18 million in Echo. We are committed to maximizing the long-term value of Echo stock as our interests are aligned with ALL stockholders who want improvement at the Company.

DO NOT BE MISLED!
IT WAS NOT OUR DESIRE TO WAGE A PROXY CONTEST.

Make no mistake about it—conducting this solicitation was not our preference. It is an act of last resort.  We strongly believe that once you consider the historical performance and recent background of our engagement with the Board, you will agree that the best way to protect future stockholder value is to send a strong message to Echo and replace Robert F. Doman, who we believe has been an ineffective director, with our well qualified candidate, Mr. Shepard M. Goldberg.

After years of dismal performance and terminal inaction on the part of the Board unless prompted by Platinum, we were left with no choice but to make our concerns public. At the end of August 2013, we proposed to the Company a number of meaningful actions we believed were needed to be taken to unlock value for stockholders, including:

•	Entering into a partnership for the development and manufacture of the Company’s CGM product in mainland China; and

•	Engaging a consulting firm to review the Company’s product and business development positioning.

In connection with the Company taking these positive steps, we were willing to invest an additional $10 million in the Company subject to two reasonable conditions—(1) that two legacy members of the Board of Directors be removed and replaced with two new directors and (2) assurance from the Company it would not enter into any further financings until the partnership with the China partner was finalized. The Company refused.

We remained steadfast in our belief that there was a bright future for the Company under the right circumstances. Through great patience on our part, we were able to reach an agreement with the Company in December 2013, despite the Company fighting us at every turn, effectively wasting your money. In the end, we delivered the Company a desperately needed Chinese partner and we agreed to inject an additional $5 million into the Company. Given our belief in the potential of Echo, we even agreed to invest at a premium to the Company’s historical stock price, despite an unexplained run-up in the stock immediately preceding our investment.  Platinum has been instrumental in keeping this Company afloat despite the Board’s inexplicable refusal to add Dr. Michael Goldberg, M.D., the architect of these lifelines, to the Board in December 2013.

The Company, perhaps not recognizing we were making an investment and not giving a gift, repaid our good faith by breaching a number of its material obligations under our agreement. First, the Company failed to complete its evaluation of our qualified nominee who was to be appointed to the Board under to the agreement, Mr. Shepard M. Goldberg, in the time frame clearly mandated by the agreement. Then, in the face   of a lawsuit that we were forced to initiate to enforce our rights under our agreement, we finally were told that Mr. Shepard Goldberg, under what appear to be secret standards of nominee evaluation, was, in the Board’s view, not qualified to serve on the Board despite being highly qualified.  Faced with that legal action, the Board finally agreed to appoint Dr. Goldberg to the Board instead of Mr. Goldberg, even though they could have added Dr. Goldberg to the Board in December 2013.

Following these blunders, a full month later it was revealed that, incredibly, the Company was no closer to finding a permanent CEO despite previously promising a search had begun all the way back in August of 2013. Instead, stockholders were informed the Board was ready to reinitiate (!) the search for a permanent CEO. Stockholders were never informed that the search for a permanent CEO had been suspended. Needless to say, we nominated Mr. Goldberg for election to the Board shortly after the Company’s disturbing announcement.

As the Company’s single largest stockholder, we can no longer sit idly by while all Echo stockholders continue to suffer. Time and again we have attempted to guide this Board in the direction necessary to unlock stockholder value. Time and again this insulated Board and failed management have refused our assistance, to the detriment of all stockholders.   As a result, not only are stockholders considerably worse off, there is no apparent light at the end of the tunnel.  Enough is enough.

 We are undertaking this proxy solicitation because

•	We question the direction of the Company under the leadership of this Board;

•	We believe this Board had made a mockery of corporate governance; and

•	We do not believe the interests of this Board are aligned with the best interests of stockholders.

WE QUESTION THE DIRECTION OF THE COMPANY UNDER THE LEADERSHIP OF THIS BOARD

As stockholders are all too aware, the Company’s share price has declined over the last five, three, and one year periods and has massively underperformed the NASDAQ Market Index over the same period.

Additionally, based on last summer’s (1:10 reverse) split adjusted basis, over the past three years the stock price has decreased from approximately $42.30 to approximately $1.91, a decrease of approximately 95%!

Meanwhile, the Company’s expenses appear to be growing out of control. Despite the announcement of the implementation of what is being characterized as “substantial cost reduction measures” across all aspects of the Company’s operations at the end of the third quarter last year, expenses increased by over 30% in FY 2013, which is on top of an approximately 73% increase in expenses between FY 2011 and 2012. Furthermore, selling, general and administrative expenses, which relate principally to, among other things, salaries and benefits for the Company’s executive, financial and administrative staff increased by an incredible $1,991,000, or 31%, in FY 2013, despite a staff reduction of approximately one-third of the Company’s workforce during that time.

What was the Board’s solution? Apparently to go to the market, hat in hand, to ask for additional money.  At the end of last year the Company was ready to dilute stockholders, yet again, by selling approximately one-third of the Company’s outstanding stock at the time. In fact, since November 2010 the Company has entered into no fewer than SIX equity financings, including TWO within a span of six months in 2013. Given management’s current production timeline and cash on hand, it appears the Company will have no choice but to conduct another financing in the near future. Astonishing!

It alarms us to think about where the Company would be under the leadership of this Board if we hadn’t brought in the Chinese partner and investor, and if we hadn’t agreed to inject an additional $5 million into the Company.

WE DO NOT BELIEVE THE INTERESTS OF THIS BOARD ARE ALIGNED WITH THE BEST INTERESTS OF ALL STOCKHOLDERS

We believe the apparent lack of concern for stockholder value is at least in part due to the fact that the members of the Board have little personal stake in the Company. Collectively, the current members of the Board, other than Dr. Goldberg, beneficially own a little more than 1% of the Company. Almost all of the shares owned by them were granted by the Company as compensation. Further underscoring the lack of any apparent conviction in the future of the Company is the fact that Robert F. Doman, Vincent D. Enright, William F. Grieco and James F. Smith have collectively purchased just 6,500 shares in the past two years. Yet during their service as directors, they have taken HUNDREDS of THOUSANDS of dollars out of your Company in the form of compensation.

OUR INTERESTS ARE ALIGNED WITH THE INTERESTS OF ALL STOCKHOLDERS

As the Company’s largest stockholder, we have a significant economic stake in the Company. The motivation for our actions is simple – do what it is necessary to maximize value for all stockholders. Despite what the Company would like you to believe, our actions are not part of any plan to gain control of the Company. We’re merely trying to improve a Board that we feel is not up to the task. Everything we have done, from identifying the Chinese partner, to the amount of our recent investment in this Company, to nominating Shepard M. Goldberg and conducting this proxy contest, has been done with the goal of increasing value for stockholders. Do you think the Board is working as hard for your best interests? Ask yourselves, are these the actions of a Board that truly has the best interests of its stockholders in mind?

•	We identify a Chinese partner for the development and manufacture of the Company’s CGM product in mainland China. The Board wastes time and your money by questioning and fighting our proposal.

•
After investing new money that allows the Company to avoid another dilutive financing that would punish you, our fellow investors, we proposed a highly qualified nominee, Shepard M. Goldberg. The Board breaches its duty to evaluate our nominee within three weeks and then refuses to appoint Shepard Goldberg to the Board.

•
Out of exasperation, we are forced to file a lawsuit to enforce our rights in connection with our investment in the Company.  Faced with that legal action the Board finally agrees to appoint Dr. Goldberg to the Board instead of Mr. Goldberg, even though they could have added Dr. Goldberg to the Board in December 2013.

•
Dr. Goldberg joined the Board to help all stockholders. The Board is apparently doing everything it can to undercut Dr. Goldberg’s ability to be a productive member of the Board, including failing to appoint him to a single committee and not letting him participate in any meaningful discussions concerning the proxy contest.

WE BELIEVE THIS BOARD HAS MADE A MOCKERY OF CORPORATE GOVERNANCE
              We believe this Board has made a mockery out of corporate governance. In particular,
•	They failed to timely inform stockholders that the CEO search was not being pursued;

•	They have failed to identify a full-time CEO in eight months, while the interim CEO has taken $300,000 (and counting) from your Company in compensation;

•	They wasted time and money preparing and filing non-compliant proxy materials that failed to follow SEC rules by failing to disclose our nomination to stockholders; and

•
They are purposely sidelining a highly qualified and indispensable member of the Board, Michael M. Goldberg, M.D. Despite Dr. Goldberg’s stellar qualifications and the fact that he represents all stockholders, the Board has failed to appoint Dr. Goldberg to a single committee and apparently will not let him participate in any meaningful discussions concerning the proxy contest.

OUR NOMINEE HAS THE EXPERIENCE AND QUALIFICATIONS NECESSARY TO GENERATE AND SUSTAIN STOCKHOLDER VALUE

If elected, our nominee, Shepard M. Goldberg, will bring successful career experience as an executive combined with valuable and relevant business and financial expertise into his future role as an Echo director. He has extensive experience in the biotechnology industry, having served on the Board of Directors of Cordex Pharma, Inc., a developer of cardiovascular medicines, for over five years and as its Chief Executive Officer from January 2010 until March 2012. His extensive experience will allow him to provide valuable insight to the Board.

THE FUTURE OF ECHO IS IN YOUR HANDS – VOTE PLATINUM’S GOLD PROXY CARD TODAY

We believe the election of our nominee, Mr. Shepard M. Goldberg, will send a strong message to the remaining incumbent directors that stockholders believe urgent change is needed now. If elected, we intend to focus the Board’s attention on the need to take appropriate steps to bring the right leadership to the Company and significantly improve operating performance. We have one clear and simple goal: maximizing value for ALL stockholders.

VOTE FOR CHANGE. SIGN, DATE AND RETURN PLATINUM’S GOLD PROXY CARD TODAY.

Thank you for your consideration and support.

Mark Nordlicht
Platinum Management (NY) LLC

If you have any questions or need assistance voting your shares, please call the firm assisting us:

Morrow & Co., LLC
U.S. & Canadian Stockholders call toll free: (800) 662-5200
International Stockholders may call us in London: +44-20-3544-4805
Banks and brokers call: (203) 658-9400

VOTEGOLD@morrowco.com

                1)         Vote each and every GOLD proxy card and GOLD voting instruction form you receive. You can vote online or by phone or by signing and dating your GOLD voting forms and returning them in the postage paid envelope.
                2)          Do not vote the white proxy card and withhold on the Echo directors even as a protest vote against Echo’s miserable stock performance.
                3)          If you have returned a white proxy card, a signed and later dated GOLD proxy card will be the one that is counted.